Exhibit 99.1

DIRECTOR DANNY PHILLIPS TO RETIRE

DeRidder, LA – February 27, 2019 – AMERISAFE, Inc. (Nasdaq: AMSF) a specialty provider of hazardous workers’ compensation insurance, today announced that Danny Phillips will retire from AMERISAFE’s Board of Directors following the Company’s annual meeting of shareholders on June 14, 2019.

Mr. Phillips has served as a director of the Company since 2007. He is the founder, President and Chief Executive Officer of PAX, LLC, headquartered in Baton Rouge, Louisiana. His experience as the founder and chief executive officer of a company that typifies many of the Company’s insurance clients provided a unique perspective on leadership and issues affecting the Company and its clients. Mr. Phillips has served on the Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee during his tenure as a director.

Jared Morris, the Company’s Chairman, said “Danny and I have served on the board together since 2007. As a business owner, his experience and perspective has been an invaluable resource to the Company. The Board wants to thank Danny for his years of service to AMERISAFE.”

Janelle Frost, AMERISAFE’s President and Chief Executive Officer, said “On behalf of our employees, I also want to thank Danny for his years of service to the Company. Danny provided a unique insight from his experience as an employer in a hazardous industry. We are grateful for his vision and his support in AMERISAFE’s success.”

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.